AMENDMENT NO. 5

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of December 15, 2017, amends the Master Investment Advisory Agreement (the “Agreement”), dated November 25, 2003, between AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) , a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Premier Portfolio to Invesco Premier Portfolio, Premier Tax-Exempt Portfolio to Invesco Premier Tax-Exempt Portfolio and Premier U.S. Government Money Portfolio to Invesco Premier U.S. Government Money Portfolio;

NOW, THEREFORE, the parties agree as follows;

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Premier Portfolio	November 25, 2003
Invesco Premier Tax-Exempt Portfolio	November 25, 2003
Invesco Premier U.S. Government Money Portfolio	February 25, 2005

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Premier Portfolio

Invesco Premier Tax-Exempt Portfolio

Invesco Premier U.S. Government Money Portfolio

Net Assets	Annual Rate
All Assets	0.25	%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

Attest: /s/ Peter A. Davidson	By:	/s/ John M. Zerr
Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM TREASURER’S SERIES TRUST

(INVESCO TREASURER’S SERIES TRUST)

Attest: /s/ Pater A. Davidson	By:	/s/ John M. Zerr
Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

3